Exhibit 5.1
September 28, 2007
lululemon athletica inc.
2285 Clark Drive
Vancouver British Columbia,
Canada, V5N 3G9
Re:     Registration Statement on Form S-8
Ladies and Gentlemen:
Reference is made to the Registration Statement on Form S-8 (the “Registration Statement”) of lululemon athletica inc., a Delaware corporation (the “Corporation”), to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Act”). The Registration Statement relates to the offering and sale by the Corporation of 3,000,000 shares of common stock, par value $0.01 per share (the “Shares”) of the Corporation pursuant to the Corporation’s Employee Share Purchase Plan (the “Plan”).
In connection with this offering, we have examined the Registration Statement, including the exhibits thereto, the originals or copies, certified or otherwise identified to our satisfaction, of the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Corporation, and such other documents and corporate records relating to the Corporation as we have deemed appropriate for the purpose of rendering the opinion expressed herein. The opinion expressed herein is based exclusively on the applicable provisions of the Delaware General Corporation Law and federal securities laws as in effect on the date hereof.
On the basis of the foregoing, we are of the opinion that the Shares, when issued pursuant to and in accordance with the Plan, will be legally issued, fully paid and non-assessable.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. By providing such consent, we do not admit that we come within the categories of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.
Sincerely,
/s/ Pepper Hamilton LLP
Pepper Hamilton LLP